Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 31, 2004

Contacts:	Paris G. Reece III	Rachel L. Neumann
	Chief Financial Officer	Communications Director
	(303) 804-7706	(303) 804-7729
	greece@mdch.com	rlneumann@mdch.com

M.D.C. HOLDINGS 2004 FIRST QUARTER
CONFERENCE CALL AND WEBCAST SCHEDULED FOR APRIL 13th;
EXPECTS TO EXCEED CONSENSUS ANALYST ESTIMATE OF $1.44

     DENVER, Wednesday, March 31, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that it plans to release its 2004 first quarter earnings after the market closes on Monday, April 12, 2004. A synchronized slide show and audio presentation will be broadcast over the Internet on Tuesday, April 13, 2004, at 10:00 a.m. Eastern Daylight Saving Time in conjunction with its conference call. The presentation can be accessed by entering MDC’s website, www.richmondamerican.com, clicking on “Investors” and selecting “M.D.C. Holdings 2004 First Quarter Conference Call.” In addition, MDC plans to release its 2004 first quarter home orders, home closings and ending backlog after the market closes on Monday, April 5, 2004.

     The Company expects earnings per share for the three months ended March 31, 2004 to exceed the consensus analyst estimate of $1.44 for the period. MDC closed a greater number of homes than expected and benefited from higher than anticipated home gross margins resulting from the Company’s continued ability to increase selling prices in Nevada and California. Please refer to the last paragraph of this release for a discussion of factors that may impact the Company’s estimate of 2004 first quarter earnings.

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in

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M.D.C. HOLDINGS, INC.

Northern California and Southern California. MDC also has a growing presence in Dallas/Fort Worth and has recently entered the Houston, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets. For more information about our Company, please visit www.richmondamerican.com.

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control.

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